Exhibit 10.22

Amendment No. 1

LINCOLN NATIONAL CORPORATION
EXECUTIVES’ SEVERANCE BENEFIT PLAN

Pursuant to its authority under Section 14 of the Lincoln National Corporation Executives’ Severance Benefit Plan (the “Plan”), the Board of Directors of the Corporation hereby amends the Plan as set forth below:

1.   Amend Section 5(a) of the Plan in its entirety to provide as follows:

Section 5.           Plan Benefits.

“(a)          Level of Benefits.  For all Executives, benefits under this Plan shall be determined based on the designated “Tier” applicable to such Executive:

Tier One:  Executives in Tier One who become entitled to benefits under Section 7(a) shall be paid a cash lump sum payment, as described in Section 5(b) below.  Tier One Executives shall not be eligible to receive the enhancements described in Section 8 of the Plan.

Tier Two:  Executives in Tier Two who become entitled to benefits under Section 7(a) shall be paid a cash lump sum payment, as described in Section 5(b) below, and shall receive certain enhancements to benefits under certain plans sponsored by the Corporation, as well as other miscellaneous benefits described in Section 8 below.

Tier Three:  Executives in Tier Three who become entitled to benefits under Section 7(a) shall be paid a cash lump sum payment, as described in Section 5(b) below, shall receive certain enhancements to benefits under certain plans sponsored by the Corporation, as well as other miscellaneous benefits described in Section 8 below.

Designations of Executives as Tier One, Tier Two, or Tier Three Executives shall be set forth on Appendix A attached to this Plan, as amended from time to time by the Committee.”

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2.   Amend Section 9 of the Plan in its entirety to provide as follows:

Section 9.           Potential Reduction of Payments under the Plan

“(a)         Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to tax under section 4999 of the Code, the Accounting Firm shall determine whether some amount of Plan Payments (as defined below) meets the definition of Reduced Amount (as defined below).  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Plan Payments shall be reduced to such Reduced Amount.

(b)           If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Reduced Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments under the following sections in the following order:  (i) any Plan Payments under Section 5(b) of the Plan; (ii) any Plan Payments payable in cash under Section 8(b) of the Plan; and (iii) any Plan Payments under Section 8(a)(ii) of the Plan, in each case beginning with payments that would be made last in time.  In connection with making determinations under this Section 9, the Accounting Firm shall take into account the value of any reasonable compensation for services rendered or to be rendered by the Executive before or after the Change of Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Corporation shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(c)           As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Plan which should not have been so paid or distributed (each an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Plan could have been so paid or distributed (each an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) any such Overpayment to the Corporation together with interest at the applicable federal short-term rate provided for in section 7872(f)(2)(A) of the Code compounded semi-annually; provided, however, that no amount shall be payable by the Executive to the Corporation if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under section 1 and section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Corporation to or for the benefit of the Executive together with interest at the applicable federal short-term rate provided for in section 7872(f)(2) (A) of the Code compounded semi-annually.

(d)           All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Corporation and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s Separation from Service.  All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9 shall be borne solely by the Corporation.

(e)           Definitions.  The following terms shall have the following meanings for purposes of this Section 9.

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Corporation for purposes of making the applicable determinations hereunder and reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines likely to apply to the Executive in the relevant tax year(s).

“Parachute Value” of a Payment shall mean the Present Value as of the date of the change of control for purposes of section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under section 4999 of the Code will apply to such Payment.

“Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Plan or otherwise.

“Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 9).

“Present Value” shall mean the present value of a particular payment, distribution or benefit for purposes of section 280G of the Code as determined by the Accounting Firm using the discount rate required by section 280G(d)(4) of the Code.

“Reduced Amount” shall mean the amount of Plan Payments that (i) has a Present Value that is less than the Present Value of all Plan Payments and (ii) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Plan Payments were any other amount that is less than the Present Value of all Plan Payments.”